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                                                                   EXHIBIT 23.1
                         INDEPENDENT AUDITORS' CONSENT

  The accompanying financial statements retroactively reflect the conversion of all outstanding shares of Series A, C, D and E Preferred Stock (Convertible Preferred Stock) to Common Stock on a one for one basis. The below consent is in the form which will be signed by Deloitte and Touche LLP upon consummation of a waiver by the Convertible Preferred stockholders eliminating: i) the closing of a firm commitment underwritten public offering of the Company's common stock subject to the offering price being at least $12.00 per share and
ii) net proceeds raised of at least $10,000,000 as conditions to conversion, as described in Note 6 to the financial statements, and no other events shall have occurred that would effect the accompanying financial statements and notes thereto.

  "We consent to the use in this Amendment No. 1 to the Registration Statement of CuraGen Corporation on Form S-1 of our report dated September 12, 1997, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the headings "Experts" and "Selected Financial Data" in such Prospectus."

DELOITTE & TOUCHE LLP

Hartford, Connecticut

November 6, 1997